Exhibit 99.1

INVESTOR RELATIONS CONTACT:

Julie Pierce

Director of SEC Reporting, StarTek, Inc.

303-262-4587

julie.pierce@startek.com

StarTek, Inc. Reports Record Revenue for Fourth Quarter and Full Year 2008

Revenue Rises 11.2% in 2008

DENVER — February 26, 2009 - StarTek, Inc. (NYSE:SRT) today announced its financial results for the fourth quarter and full year ended December 31, 2008.  The Company reported fourth quarter 2008 revenue of $73.5 million, representing growth of 11.9% over the fourth quarter of 2007.  Annual revenue was $272.9 million in 2008, an 11.2% increase over 2007.  The strong revenue growth was driven by demand from existing clients and the execution of the Company’s site expansion strategy.  The Company reported a net loss of $0.21 per share in the fourth quarter 2008 and $0.67 per share for the full year 2008.  Excluding impairment and restructuring charges, the net loss would have been $0.07 per share in the fourth quarter of 2008 compared to net income of $0.04 per share in the fourth quarter of 2007.  Excluding impairment and restructuring charges, the net loss would have been $0.28 per share in 2008 compared to a net loss of $0.01 per share in 2007.  The impairment and restructuring charges during 2008 were primarily the result of the announcement of three site closures.

Summary of Financial Results

StarTek reported fourth quarter 2008 revenue of $73.5 million, an 11.9% increase compared to $65.7 million in the fourth quarter of 2007.  For the full year, revenue increased 11.2% from $245.3 million in 2007 to $272.9 million in 2008.  Revenue growth came from new business with existing clients delivered from four new sites opened during the year.

Gross margin declined to 11.0% in the fourth quarter of 2008 and 12.6% for the full year 2008, compared to 17.4% in the fourth quarter of 2007 and 16.0% for the full year of 2007.  The declines in gross margin were due primarily to the launch and initial ramp of four new sites in 2008 and losses on foreign currency hedges.  The Company’s effective U.S. to Canadian dollar exchange rate, net of hedges, was 1.10 in 2007 and 1.01 in 2008.  If the 2007 effective exchange rate was applied to 2008, gross margin would have been 14.6% during 2008.

SG&A expenses increased from $39.0 million in 2007 to $40.8 million in 2008 due to investments in corporate personnel, human resource programs and technology in support of the Company’s long-term growth plans, as well as incremental SG&A costs associated with new sites.  SG&A expenses declined from $10.9 million, or 16.6% of revenue, in the fourth quarter of 2007 to $10.3 million, or 14.0% of revenue, in the fourth quarter of 2008.

The Company reported a net loss of $0.21 per share in the fourth quarter of 2008, compared to net income of $0.03 per share in the fourth quarter of 2007.  Net loss for the full year of 2008 was $0.67 per share, compared to net loss of $0.19 per share in 2007. The increase in the net loss was driven by lower gross margins and the impairment and restructuring charges discussed above.

As of December 31, 2008, the Company had $18.0 million in cash and investments with $6.8 million in total debt.  The Company generated positive cash from operations during the year of $11.6 million and spent $28.0 million on capital expenditures, mainly related to the opening of new sites.

For additional information on revenue, margin and operating metrics, please refer to the Financial Scorecard posted on the Investor Relations section of the Company’s website (investor.startek.com).

Q4 Highlights

The Company continued to execute on its growth and site optimization strategy.  During the quarter, the Company:

•                  Achieved double digit revenue increase through sustained growth from existing customer base

•                  Continued to ramp three new U.S. sites launched earlier in the year and approached target utilization by year-end

•                  Continued to ramp the Philippines site opened in September 2008 by launching a second client

•                  Consistent with site optimization initiatives, announced the closure of two non-performing sites, one in the U.S. and one in Canada

•                  Experienced lower attrition and improved recruiting as a result of programs initiated earlier in the year

2008 Highlights

2008 was a year of domestic and international expansion and site optimization. During the year, the Company:

•                  Achieved 11% revenue growth by expanding FTE, adding two new clients and launching a number of new programs with existing clients

•                  Positioned the Company for improved profitability in 2009 by launching three new U.S. sites and announcing the closure of three non-performing sites

•                  Expanded its geographic presence by opening its first offshore operation in the Philippines

•                  In addition to new sites, made significant investments in new systems, home agents and employee programs

“We successfully launched four new sites and executed on our site optimization strategy in order to improve StarTek’s long-term profitability,” stated Larry Jones, President and CEO.  “I am pleased with our progress on several key strategic initiatives and investments that will position the Company for sustained growth and profitability,” concluded Jones.

Conference Call and Webcast Details

StarTek will host a conference call today, February 26, 2009, to discuss the fourth quarter and full year 2008 financial results at 9:00 a.m. MDT (11:00 a.m. EDT).  To participate in the teleconference, please call toll-free 866-202-4683 (or 617-213-8846 for international callers) and enter “46896952”.  You may also listen to the teleconference live via our website at www.startek.com.  For those that cannot access the live broadcast, a replay will be available on our website at www.startek.com.

About StarTek

StarTek, Inc. (NYSE: SRT) is a leading provider of high value business process outsourcing services to the communications industry.   Since 1987 StarTek has partnered with its clients to solve strategic business challenges so that fast-moving businesses can improve customer retention, increase revenue and reduce costs through an improved customer experience.  These robust solutions leverage industry knowledge, best business practices, highly skilled agents, proven operational excellence and flexible technology.  The StarTek comprehensive service suite includes customer care, sales support, complex order processing, accounts receivable management, technical support and other industry-specific processes.  Headquartered in Denver, Colorado, StarTek provides these services from 20 operational facilities.  For more information visit the Company’s website at www.startek.com or contact us at 800-541-1130.

Forward-Looking Statements

The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties.

The following are important risks and uncertainties relating to StarTek’s business that could cause StarTek’s actual results to differ materially from those expressed or implied by any such forward-looking statements. These factors include, but are not limited to, risks relating to unfavorable economic conditions, inability to renew or replace sources of capital funding, the value of the Company’s investment securities, reliance on two significant customers, consolidation of customers,  trend of communications companies to out-source non-core services, dependence on and requirement to recruit qualified employees, labor costs, need to retain key management personnel, lack of success of our clients’ products or services, the Company’s productivity and utilization, a pending securities suit, risks related to our contracts, decreases in numbers of vendors used by clients or potential clients, inability to effectively manage growth, risks associated with advanced technologies, highly competitive markets, foreign exchange risks and other risks relating to conducting business outside North America, lack of a significant international presence, geopolitical military conditions, interruption to our business, and increasing costs of or interruptions in telephone and data services, a volatile stock price, compliance with Sarbanes-Oxley Act of 2002 requirements.  Readers are encouraged to review Management’s Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2007, and subsequent filings with the Securities and Exchange Commission.

STARTEK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenue	$73,470	$65,656	$272,890	$245,304
Cost of services	65,368	54,202	238,496	206,087
Gross profit	8,102	11,454	34,394	39,217
Selling, general and administrative expenses	10,292	10,866	40,814	38,991
Impairment losses and restructuring charges	3,271	275	9,225	4,325
Operating (loss) income	(5,461)	313	(15,645)	(4,099)
Net interest and other (expense) income	(40)	182	55	745
(Loss) income from continuing operations before income taxes	(5,501)	495	(15,590)	(3,354)
Income tax (benefit) expense	(2,360)	65	(6,150)	(523)
Net (loss) income from continuing operations	(3,141)	430	(9,440)	(2,831)
Loss from discontinued operations, net of tax	—	—	(461)	—
Net (loss) income	$(3,141)	$430	$(9,901)	$(2,831)

Basic net (loss) income per share from:
Continuing operations	$(0.21)	$0.03	$(0.64)	$(0.19)
Discontinued operations	—	—	(0.03)	—
Net (loss) income	$(0.21)	$0.03	$(0.67)	$(0.19)

Diluted net (loss) income per share from:
Continuing operations	$(0.21)	$0.03	$(0.64)	$(0.19)
Discontinued operations	—	—	(0.03)	—
Net (loss) income	$(0.21)	$0.03	$(0.67)	$(0.19)

Weighted average shares outstanding
Basic	14,732	14,696	14,713	14,696
Diluted	14,732	14,696	14,713	14,696

STARTEK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS & STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	As of
	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash, cash equivalents and investments	$18,017	$39,375
Trade accounts receivable	51,510	48,887
Other current assets	8,133	4,910
Total current assets	77,660	93,172

Property, plant and equipment, net	59,608	57,532
Other assets	9,596	4,754
Total assets	$146,864	$155,458

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable, accrued liabilities and other current liabilities	$26,725	$23,008
Current portion of long-term debt	3,366	3,975
Total current liabilities	30,091	26,983

Long-term debt, less current portion	3,455	7,380
Other liabilities	6,299	2,881
Total liabilities	39,845	37,244

Stockholders’ equity	107,019	118,214
Total liabilities and stockholders’ equity	$146,864	$155,458

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Operating Activities
Net (loss) income	$(3,141)	$430	$(9,901)	$(2,831)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation	4,330	4,368	17,803	17,092
Impairment losses	1,866	—	5,936	3,583
Non-cash compensation cost	439	347	1,493	1,107
Realized loss on investments available for sale	63	—	500	—
Changes in operating assets & liabilities and other, net	(10,789)	7,231	(4,215)	1,696
Net cash (used in) provided by operating activities	(7,232)	12,376	11,616	20,647

Investing Activities
Proceeds from (purchases of) investments available for sale, net	6,513	(103)	7,358	(10,465)
Purchases of property, plant and equipment	(5,015)	(4,602)	(27,979)	(15,207)
Net cash provided by (used in) investing activities	1,498	(4,705)	(20,621)	(25,672)

Financing Activities
Principal payments on borrowings	(793)	(1,637)	(3,835)	(5,828)
Other financing, net	54	—	113	—
Net cash used in financing activities	(739)	(1,637)	(3,722)	(5,828)
Effect of exchange rate changes on cash	100	(65)	(719)	442
Net (decrease) increase in cash and cash equivalents	(6,373)	5,969	(13,446)	(10,411)
Cash and cash equivalents (not including investments) at beginning of period	15,953	17,057	23,026	33,437
Cash and cash equivalents (not including investments) at end of period	$9,580	$23,026	$9,580	$23,026

STARTEK, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(Dollars in thousands)

(unaudited)

The information presented in this press release reports 1) net loss per share excluding impairment and restructuring charges and 2) gross margin adjusted for effects of foreign currency.  The following table provides a reconciliation of adjusted net loss and adjusted gross margin to net loss and gross margin calculated in accordance with GAAP.  This non-GAAP information should not be construed as an alternative to the reported results determined in accordance with generally accepted accounting principles in the United States (GAAP).  It is provided solely to assist in an investor’s understanding of the impairment and restructuring charges, and the impact of foreign currency effects, on the comparability of the Company’s operations.  A reconciliation of the GAAP amounts to the non-GAAP amounts is shown below.

Net (loss) income per share excluding impairment and restructuring charges:

	Three Months Ended December 31, 2008				Three Months Ended December 31, 2007
	GAAP	I&R Adj.		Non- GAAP	GAAP	I&R Adj.		Non- GAAP
Revenue	$73,470			$73,470	$65,656			$65,656
Cost of services	65,368			65,368	54,202			54,202
Gross profit	8,102			8,102	11,454			11,454
Gross margin	11.0%			11.0%	17.4%			17.4%

Selling, general & administrative expenses	10,292			10,292	10,866			10,866
Impairment losses and restructuring charges	3,271	(3,271	)(a)	—	275	(275	)(a)	—
Operating (loss) income	(5,461)			(2,190)	313			588
Net interest and other (expense) income	(40)			(40)	182			182
(Loss) income from continuing operations before income taxes	(5,501)			(2,230)	495			770
Income tax (benefit) expense	(2,360)	1,227	(b)	(1,133)	65	103	(b)	168
Net (loss) income	(3,141)			(1,097)	430			602

Net (loss) income per share	$(0.21)			$(0.07)	$0.03			$0.04

Net (loss) income per share excluding impairment and restructuring charges:

	Year Ended December 31, 2008				Year Ended December 31, 2007
	GAAP	I&R Adj.		Non- GAAP	GAAP	I&R Adj.		Non- GAAP
Revenue	$272,890			$272,890	$245,304			$245,304
Cost of services	238,496			238,496	206,087			206,087
Gross profit	34,394			34,394	39,217			39,217
Gross margin	12.6%			12.6%	16.0%			16.0%

Selling, general & administrative expenses	40,814			40,814	38,991			38,991
Impairment losses and restructuring charges	9,225	(9,225	)(a)	—	4,325	(4,325	)(a)	—
Operating loss (income)	(15,645)			(6,420)	(4,099)			226
Net interest and other income	56			56	745			745
(Loss) income from continuing operations before income taxes	(15,589)			(6,364)	(3,354)			971
Income tax (benefit) expense	(6,149)	3,459	)(b)	(2,690)	(523)	1,622	)(b)	1,099
Loss from continuing operations	(9,440)			(3,674)	(2,831)			(128)
Loss from discontinued operations	(461)			(461)	—			—
Net loss	(9,901)			(4,135)	(2,831)			(128)

Net loss per share	$(0.67)			$(0.28)	$(0.19)			$(0.01)

Gross margin adjusted for foreign currency:

	Year Ended December 31, 2008				Year Ended December 31, 2007
	GAAP	Adj.		Non- GAAP	GAAP
Revenue	$272,890	$(2,721	)(c)	$270,169	$245,304
Cost of services	238,496	(7,888	)(c)	230,608	206,087
Gross profit	34,394	5,167		39,561	39,217
Gross margin	12.6%			14.6%	16.0%

(a)          Adjustment to subtract impairment and restructuring charges. In 2007, impairment and restructuring charges related to the closure of our Hawkesbury, Ontario site and impairment of certain capitalized software projects.

(b)         Adjustment to reflect the associated tax effect of the impairment and restructuring charges

(c)          Adjustment to reflect Canadian foreign currency gains and losses using the 2007 U.S. dollar/Canadian dollar exchange rate, net of hedge gains/losses (ie: effective tax rate)